EXHIBIT 10.22

AMENDMENT AGREEMENT

This Agreement (the “Agreement”), dated as of October 21, 2012, is by and among APD Antiquities, Inc., a Nevada corporation (“APD”), with offices located at 1314 South Grand Blvd, Suite 2, Spokane, WA. 99202; Northern Adventures, LLC, an Idaho Limited Liability Company (“NALLC” or “Lessor”), with offices located at 24785 East Doyle road, Cataldo, ID 83810 and Northern Adventures, Inc., a Nevada corporation (“NAINC” or Lessee”), with offices located at 441 West 14th Avenue, Spokane, WA 99204.

Whereas, the Managing Members of NALLC and Boards of Directors of APD and NAINC, each have, in light of and subject to the terms and conditions set forth herein, (i) determined that certain terms and conditions of certain existing agreements between the parties to this Agreement are required to have certain terms and conditions amended  (as defined below) to facilitate. Implement and execute a proposed Letter Agreement submitted by Archean Star Resources, Inc. (“ARS”) to NAINC related to the Monitor-Richmond property consisting of 20 unpatented mining claims located in Shoshone County, State of Idaho as described on Exhibit A and an existing Lease Agreement executed between NALLC and NAINC, which by reference is made a part of this Agreement; and (ii) because these amendments are in the best interest of shareholders of NAINC and APD, as well as the members of NALLC and required before NAINC can legally executes the proposed agreements with ARS;

Whereas, this Agreement and the amendments contained therein constitute a modification in various existing agreement and will supersede and replace those amended terms and conditions related to all prior or existing written and oral agreements, between APD, NAINC and NALLC with respect to the subject matter hereof;

Whereas, on June 27, 2012 NALLC entered into a Lease Agreement with NAINC related to the Monitor-Richmond property; and

Whereas, NAINC executed an Option to Purchase assets agreement dated July 3, 2012   with APD Antiquities, Inc. and made certain representations, warranties, covenants and agreements in connection with the acquisition of certain assets owned or controlled by NAINC and pursuant to certain conditions defined in the Option to Purchase agreement and the Asset Purchase Agreement, the Lease Agreement was one of the assets to be purchase pursuant to the Asset Purchase Agreement.

Whereas, NAINC has received a draft Letter Agreement from ARS with regards to acquiring an 80% interest in the existing lease between NAINC and NALLC (see Exhibit B).  In order for NAINC to have the legal ability to entered into said agreement with ARS, APD must agree to amending the existing Option to Purchase Agreement and the corresponding Asset Purchase Agreement to reflect the proposed agreement with ARS.  It being understood that upon the execution of the Assets Purchase Agreement, the original lease agreement on the Monitor-Richmond property will be subject to the terms and condition define in Exhibit B in a new agreement between ARS and NAINC.  APD confirms that it is willing to authorize NAINC to enter into and execute the agreement with ARS and will except the original lease as an asset subject to the terms and conditions defined in agreement with ARS.

Whereas, APD hereby confirms that the proposed agreement between ARS and NAINC concerning the Monitor-Richmond property is in the best interest of APD, APD is willing to agree to modify and amend both the Option to Purchase Agreement and the Asset Purchase Agreement, to recognize and agree to the ARS and NAINC agreement.

Whereas, ARS has agreed to the proposed agreement with NAINC, but conditional upon certain amendments in the primary lease between NALLC and NAINC.  The amendments required in the primary lease between NALLC and NAINC to allow NAINC to legally proceed with the execution of an agreement with ARS will be defined below.

Now, therefore, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, APD, NAINC and NALLC do hereby agree as following:

ARTICLE I

Amendments to the Lease Agreement

Between Northern Adventures, LLC (Lessor)

And Northern Adventures, Inc. (Lessee)

Section 1.1.  Royalty Due Lessor

Under Article 8, the following table was integrated into the Lease Agreement between NALLC and NAINC.

Royalty Schedule. Lessee shall pay Lessor a Net Smelter Royalty (NSR) on all development and production ores and minerals extracted, milled, and sold from the Leased Premises as shown in the following table:

Value Per Ton	NSR
$200/per ton or less	2%
More than $201/ton up to $300/ton	3%
More than $301/ton up to $400/ton	4%
More than $401/oz up to $1000/ton	5%
More than $1001/per	6.5%

Shall be amended to read:

 Royalty Schedule. Lessee shall pay Lessor a Net Smelter Royalty (NSR) on all development and production ores and minerals extracted, milled, and sold from the Leased Premises as shown in the following table:

Value Per Ton	NSR
$500/per ton or less	2%
More than $500 per ton	3%

Section 1.2  Confirmation of Amendment.

APD, NAINC and NALLC by the execution of this Agreement, all confirm that they agree and accept the new Royalty Schedule as written above.

Section 1.3 Other Terms and Conditions.

APD, NAINC and NALLC hereby confirm that all other terms and condition in the existing lease between NAINC and NALCC will remain unchanged.  Any additional amendments in the Lease Agreement must be undertaken pursuant to mutual written consent of the parties.

ARTICLE 2

Amendments to the Option to Purchase Assets Agreement

And the Asset Purchase Agreement

Between Northern Adventures, Inc.

And APD Antiquities, Inc.

Section 2.1.  Amended Terms and Conditions:

Pursuant to the executed Option to Purchase Agreement, the existing lease between Northern Adventures LLC and Northern Adventures, Inc. which was intended to be assigned in whole to APD, at such time as the Option to Purchase was exercised and the Asset Purchase Agreement was finalized.  The original Lease Agreement was listed as one of the assets to be acquired by APD from NAINC.  In order to facilitate the proposed transaction described in Exhibit B – APD, pursuant to this agreement hereby agrees and confirms that the Option to Purchase and the Asset Purchase Agreement can be amended to reflect the ASR agreement and APD will accept the assignment of all right, title and interest lease on the Monitor-Richmond property subject to the terms and conditions of agreement with ASR, as defined in Exhibit B.

ARTICLE 3

Allocation of Compensation to be

Received as a Result of the Execution

Of the Agreement between Northern Adventures, Inc.

And Archean Star Resources, Inc.

Section 3.1 Distribution of Compensation Derived From the ASR Agreement with NAINC

As a consideration of NALLC agreeing to amend the Royalty Schedule to allow NAINC to enter into the Letter Agreement with ASR, NAINC hereby agrees to split the cash payments on a fifty-fifty basis specified under the terms of Letter Agreement in Section 1.0, Subsections 1.3(1) and 1.3(2)(a).  As a further consideration, the Common Stock of Archean to be issued pursuant to Section 1.0, Subsections 1.3(2)(b) and 1.3(2)(c) shall be split on ad fifty-fifty basis between NALLC and NAINC.  It being further understood that in the event the closing takes place between NAINC and ASR prior to the formal reorganization and execution of the Asset Purchase Agreement between NAINC and APD, the shares issued and the cash received per the Letter Agreement will remain in NAINC and transferred as assets to APD by NAINC.  NAINC also agrees that as of the date of the closing of the Asset Purchase Agreement, NAINC will execute all documents and stock powers necessary to have the ASR shares transferred to APD or its legal successor.

ARTICLE 4

Representations and Warranties of APD, NAINC and NALLC

APD, NAINC and NALLC hereby represent and warrant each to the other as follows:

Section 4.1. Organization and Qualification.

(a)  APD, NAINC and NALLC warrant that they are duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and each has all requisite and necessary corporate power and authority to enter into and consummate this Agreement.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of both APD and NAINC, as well as authorization by the managing members of NALLC.

Section 4.2. Securities Exchange Commission Reports.

(a)  APD confirms that it will file all the required form, reports and exhibits with the Securities Exchange Commission (“SEC”) in the form of an 8-K filing within four business days after this Agreement is executed by the parties.  None of any of the filings to be made by APD will contain any untrue statements of material fact or fail to disclose all material facts required to be stated pursuant to the SEC regulations.

 Section 4.3. Litigation.

Except as publicly disclosed by APD in the APD SEC Reports, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of APD, threatened against APD individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on APD or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement and APD is not subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on APD..

Section 4.4.  Brokers

APD, NAINC and NALL warrant and confirm that there were no brokers, finders or investment bankers entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the related proposed transaction between the parties, including ASR.

ARTICLE 5

Miscellaneous

Section 5.1. Entire Agreement; Assignment.

This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral, between the parties with respect to the subject matter hereof. By entering into this Agreement the parties intend that this Agreement and the terms and conditions define shall supersede any preceding agreements, oral or otherwise, so that they shall have no further force or effect.

Section 5.2. Validity.

If any provision of this Agreement or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 5.3. Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:

If to APD Antiquities, Inc.:

AMCOR Exploration, Inc and APD ANTIQUITIES, INC.,

1314 South Grand Blvd, Suite 2

Spokane, WA. 99202

Attention:  Cindy K. Swank, President

with a copy to:

Michael Espey, Esq.

318 18th Ave. E.

Seattle, WA 98112

Phone: (206) 860-6022

If to Northern Adventures, Inc.

Northern Adventures, Inc.

441 West 14th

Spokane, WA. 99202

Attention:  Martin Clemets

If to Northern Adventures LLC

Northern Adventures, LLC

1028 East Larch

Osburn, ID 83849

Attention:  Floyd Short

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 5.4. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the principles of conflicts of law thereof.

Section 5.5. Descriptive Headings.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 5.6. Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Sections 4.9 and 4.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.11. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

APD Antiquities, Inc.

a Nevada corporation

By:   /s/ Cindy K. Swank

Cindy K. Swank, President

Northern Adventures, Inc.

a Nevada corporation

By:  /s/ Martin Clemets

Martin Clemets, President

Northern Adventures LLC

an Idaho Limited Liability Company

By: /s/ Floyd Short

Floyd Short, Managing Partner